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                                                                 Exhibit (a)(17)


                  HOCHTIEF AG RECEIVES EARLY TERMINATION OF
             HART-SCOTT-RODINO WAITING PERIOD IN TENDER OFFER FOR
                            THE TURNER CORPORATION




ESSEN, Germany, September 8, 1999-- HOCHTIEF AG today announced that it has been informed by the United States Federal Trade Commission that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to its previously announced tender offer for The Turner Corporation (NYSE; "TUR") was granted to RWE AG, the ultimate parent of HOCHTIEF AG, on September 2, 1999. Accordingly, the condition to HOCHTIEF AG's tender offer for The Turner Corporation requiring the expiration of or termination of such waiting period has been satisfied.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Friday September 17, 1999, unless the offer is extended.

For additional information please contact: Ms. Stephanie Reuter, Tel: 011-49
(0) 201/824-2482; Fax: 011-49 (0) 201/2585. E-Mail: presse@hochtief.de.